EXHIBIT 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:
Robert L. LaPenta, Jr.
Vice President –Treasurer
(609) 387-7800 ext. 1216

Burlington Coat Factory Announces First Quarter Fiscal 2010 Operating Results

•	Adjusted EBITDA increased 33.3% to $22.0 million from $16.5 million last year.
•	SG&A as a percentage of sales improved 50 basis points versus last year.
•	Average inventory per store decreased 16.0% versus last year.
•	Debt net of Cash improved $201.0 million versus last year.

BURLINGTON, NEW JERSEY, October 16, 2009 – Burlington Coat Factory Investments Holdings, Inc. and its operating subsidiaries (the Company), a nationwide retailer based in Burlington, New Jersey, today announced its results for the first quarter ended August 29, 2009.

Net sales were $704.7 million for the three months ended August 29, 2009 compared with $707.0 million for the three months ended August 30, 2008, a 0.3% decrease. Comparative store sales decreased 6.9%.

Adjusted EBITDA was $22.0 million for the three months ended August 29, 2009 compared with $16.5 million for the three months ended August 30, 2008.  The increase in the Company’s Adjusted EBITDA of $5.5 million is primarily the result of continued cost reductions from initiatives implemented during the third and fourth quarters of Fiscal 2009.

Tom Kingsbury, President and Chief Executive Officer stated, “We are pleased to be able to report a 33% increase in Adjusted EBITDA.  The ongoing success of our expense reduction and inventory management initiatives continue to provide us with the liquidity to take advantage of the many opportunistic buys available in the marketplace as well as the ability to invest in our very important store experience initiative.”

As of October 16, 2009, the Company operates 442 stores under the names “Burlington Coat Factory Warehouse” (424 stores), “MJM Designer Shoes” (fifteen stores), “Cohoes Fashions” (two stores), and “Super Baby Depot” (one store) in 44 states and Puerto Rico.

First Quarter Fiscal 2010 Conference Call

           The Company will hold a conference call for investors on Friday, October 23, 2009 at 10:00 a.m. Eastern Time to discuss the Company’s first quarter Fiscal 2010 operating results. To participate in the call, please dial 800-920-2983. This conference call will be recorded and available for replay beginning one hour after the end of the call and will be available through October 24, 2009 at 12:00 p.m. Eastern Time. To access the replay, please dial 1-800-633-8284, then the access number, 21440037.  Additionally, a replay of the call will be available for 30 days on the Company’s website (www.burlingtoncoatfactory.com).

About Burlington Coat Factory

Burlington Coat Factory is a nationally recognized retailer of high-quality, branded apparel at everyday low prices. The Company currently serves its customers through its 442 stores in 44 states and Puerto Rico.  For more information about Burlington Coat Factory, visit our website at www.burlingtoncoatfactory.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.  The following factors, among others, could cause actual results to differ materially from those expressed or implied in any such forward-looking statements:  competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms, and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON COAT FACTORY INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(All amounts in thousands)

	Three Months Ended

	August 29, 2009	August 30, 2008

REVENUES:
Net Sales	$704,693	$707,036
Other Revenue	6,855	6,389
Total Revenue	711,548	713,425

COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation and Amortization)	437,326	439,227
Selling and Administrative Expenses	261,703	265,712
Restructuring and Separation Costs	700	-
Depreciation and Amortization	38,488	41,061
Interest Expense (Inclusive of Gain/Loss on Interest Rate Cap Agreements)	16,815	26,374
Impairment Charges, Long-Lived Assets	63	-
Other Income, Net	(6,249)	(2,542)
	748,846	769,832

Loss Before Income Tax Benefit	(37,298)	(56,407)

Income Tax Benefit	(13,885)	(23,939)

Net Loss	$(23,413)	$(32,468)

EBITDA and Adjusted EBITDA

The following table calculates the Company’s EBITDA (defined by the Company as earnings from continuing operations before interest, taxes and depreciation and amortization.) and Adjusted EBITDA, both of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes that EBITDA and Adjusted EBITDA provide investors helpful information with respect to our operations. The Company has included them to provide additional information with respect to our ability to meet our future debt service, fund our capital expenditures and working capital requirements and to comply with various covenants in each indenture governing our outstanding notes, as well as various covenants related to our senior secured credit facilities. The adjustments to EBITDA are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, EBITDA and Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this press release or not presented at all.

 EBITDA and Adjusted EBITDA are calculated as follows (amounts in thousands):

	(in thousands)
	August 29, 2009	August 30, 2008

Reconciliation of Net Loss to Adjusted EBITDA:
Net Loss	$(23,413)	$(32,468)
Interest Expense	16,815	26,374
Income Tax Benefit	(13,885)	(23,939)
Depreciation and Amortization	38,488	41,061

EBITDA	$18,005	$11,028

Impairment Charges – Long-Lived Assets	63	-
Interest Income	(48)	(246)
Non Cash Straight-Line Rent Expense (a)	1,792	3,546
Advisory Fees (b)	993	970
Stock Compensation Expense (c)	6	1,255
Sox Compliance (d)	-	791
Amortization of Purchased Lease Rights (e)	208	164
Severance (f)	700	-
Franchise Taxes (g)	251	250
Insurance Reserve (h)	(431)	(1,787)
Advertising Expense Related to Barter (i)	276	356
Loss on Disposal of Fixed Assets (j)	171	166
Adjusted EBITDA	$21,986	$16,493

During Fiscal 2009, in accordance with the credit agreement governing our $900,000 Senior Secured Term Loan Facility (Term Loan) and with approval from the administrative agent for the Term Loan, we changed our methodology of calculating Adjusted EBITDA and have shown that change retrospectively in the Adjusted EBITDA calculations above for the three months ended August 30, 2008.  With approval from the administrative agent for the Term Loan, the following items are included as adjustments to EBITDA in arriving at Adjusted EBITDA in the prior period presented as they represent non-cash expenses:

▪	Amortization of Purchased Lease Rights
▪	Franchise Taxes
▪	Insurance Reserve
▪	Advertising Expense Related to Barter
▪	Loss on Disposal of Fixed Assets

The impact of these changes (described in the following notes to the foregoing table) resulted in a decrease to Adjusted EBITDA during the three months ended August 30, 2008 of $0.9 million.

(a)	Represents the difference between the actual base rent and rent expense calculated in accordance with GAAP (on a straight line basis), in accordance with the credit agreement governing the Term Loan.
(b)	Represents the annual advisory fee of Bain Capital expensed during the fiscal periods, in accordance with the credit agreement governing the Term Loan.
(c)	Represents expenses recorded under SFAS No. 123(R) during the fiscal periods, in accordance with the credit agreement governing the Term Loan.
(d)
As a voluntary non-accelerated filer, we furnished our initial management report on Internal Controls Over Financial Reporting in our Annual Report on Form 10-K for Fiscal 2008. These costs represent professional fees related to this compliance effort that were incurred during Fiscal 2008 and the first quarter of Fiscal 2009, as well as fees incurred as part of our ongoing internal controls compliance effort for Fiscal 2009, as approved by the administrative agent for the Term Loan.

(e)	Represents amortization of purchased lease rights which are recorded in rent expense within our selling and administrative line items, in accordance with the credit agreement governing the Term Loan.
(f)
Represents a severance charge resulting from a reduction of our workforce during the three months ended August 29, 2009 as part of our ongoing cost reduction initiative, in accordance with the credit agreement governing the Term Loan.

(g)	Represents franchise taxes paid based on our equity, as approved by the administrative agent for the Term Loan.
(h)
Represents the change in calculated non-cash reserves based on estimated general liability, workers compensation and health insurance claims, net of cash payments, as approved by the administrative agent for the Term Loan.

(i)
Represents non-cash advertising expense based on the usage of barter advertising credits obtained as part of a non-cash exchange of inventory, as approved by the administrative agent for the Term Loan.

(j)	Represents the gross non-cash loss recorded on the disposal of certain assets in the ordinary course of business, in accordance with the credit agreement governing the Term Loan.